Form of Amendment to Master Custody Agreement

Effective May 20, 2008,Tthe Bank of New York Mellon and each Investment Company listed on the attached, amended Exhibit A for themselves and each series listed on the attached, amended Exhibit A (the “Investment Companies”) hereby amend the Master Custody Agreement dated February 16, 1996 and further amended by amendments dated May 7, 1997, February 27, 1998 and May 16, 2001 and by an Amended and Restated Foreign Custody Manager Agreement dated May 16, 2001 (the “Agreement”), pursuant to section 14.11 of the Agreement, by replacing Exhibit A to the Agreement with the attached, amended Exhibit A.

Investment Companies	Bank of New York

By: /s/DAVID P. GOSS	By: __________________________

Name: David P. Goss_____________	Name: ________________________

Title:	Vice President and Assistant	Title: _________________________
Secretary